SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 21, 2008

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Rate Mechanisms: Purchased Gas Adjustment

Rate changes are applied each year under purchased gas adjustment (PGA) mechanisms in Oregon and Washington to reflect changes in Northwest Natural Gas Company’s expected cost of natural gas commodity purchases, including contractual arrangements to hedge the purchase price with financial derivatives, interstate pipeline demand charges, the application of temporary rate adjustments to amortize balances in deferred regulatory accounts and the removal of temporary rate adjustments effective for the previous year.

On October 21, 2008, the Oregon Public Utility Commission (OPUC) issued an order approving a modification to our Oregon PGA cost sharing mechanism. Under the prior Oregon PGA mechanism, we collected an amount for purchased gas costs based on estimates included in rates. If the actual purchased gas costs differed from the estimated amounts included in rates, then we were required to defer that difference and pass it on to customers as an adjustment to future rates. As part of an incentive mechanism, we deferred 67 percent of the difference such that the impact on current earnings would either be a pre-tax charge to expense for 33 percent of the higher cost of gas sold, or a credit to expense for 33 percent of the lower purchased gas costs. Our prior Oregon PGA mechanism also had an annual earnings review which allowed an earnings threshold of 300 basis points above our authorized return on equity.

Under the modified PGA sharing mechanism approved by the OPUC, annually by August 1, we are required to select either an 80-20 or a 90-10 ratio, to be effective November 1 each year, as the customer-utility sharing percentage of commodity cost differences. As was the case under the prior PGA mechanism, we will also be subject to an annual earnings review as follows: under the OPUC order, if we select an 80-20 sharing ratio, we will have an earnings threshold of 150 basis points above the authorized return on equity; if we select a 90-10 sharing ratio, we will have an earnings threshold of 100 basis points above the authorized return on equity. If our Oregon jurisdictional actual return on equity is above the earnings threshold, then 33 percent of the earnings above the threshold will be deferred for refund to customers. For the rate year beginning November 1, 2008, we have selected an 80-20 sharing ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY (Registrant)

Dated: October 27, 2008	/s/ MARDILYN SAATHOFF
MardiLyn Saathoff Chief Governance Officer & Corporate Secretary

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